CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm as “Independent Registered Public Accounting Firm” in this Registration Statement under the Securities Act of 1933 (Form N-1A) of Inspire Faithward Mid Cap Momentum ESG ETF and Inspire Faithward Large Cap Momentum ESG ETF, each a series of shares of beneficial interest in Northern Lights Fund Trust IV, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

November 23, 2020